PRESS RELEASE




                    PULASKI FINANCIAL REPORTS SECOND QUARTER
                      NET INCOME OF $0.30 PER DILUTED SHARE

       o    NET INCOME INCREASES 83% PRIMARILY DUE TO GAIN ON SALE OF A BANK
            BRANCH
       o CHECKING ACCOUNT BALANCES INCREASE 49% OR $31 MILLION ON COMMERCIAL AND PUBLIC DEPOSIT GROWTH
       o RETAINED LOAN PORTFOLIO GROWS 6% OR $49 MILLION IN Q2, 11% OR $83 MILLION YEAR-TO-DATE
       o    RETAIL BANKING FEES INCREASE 21%
       o GROWTH IN CORE DEPOSITS DURING THE QUARTER ARE EXPECTED TO HAVE POSITIVE IMPACT ON NET INTEREST MARGIN
       o    COMPLETED SECONDARY COMMON EQUITY OFFERING RAISING $16.6 MILLION

ST. LOUIS, APRIL 25, 2006--Pulaski Financial Corp. (Nasdaq: PULB) today announced earnings for the quarter ended March 31, 2006 of $2.9 million, or $0.30 per diluted share, compared with earnings of $1.6 million, or $0.18 per diluted share, for the same quarter last year. For the six months ended March 31, 2006, earnings were $4.7 million, or $0.52 per diluted share, compared with $3.5 million, or $0.40 per diluted share for the same period a year ago. Total assets at quarter-end increased to $907.4 million, from $789.9 million at September 30, 2005. Notable items during the quarter included a $2.5 million gain on the sale of the Kansas City branch, a charitable contribution to a community-based organization of $250,000, and a loss on the sale of nonperforming loans of $128,000.

ACQUISITION SUCCESSFULLY COMPLETED
"We completed our acquisition of Central West End Bank on March 31, 2006, which added two strategic bank locations to our franchise as well as $41 million of deposits and $12 million of loans," stated Pulaski's Chairman and CEO, William
A. Donius. "We are optimistic that these two strategically advantageous locations will successfully augment our other effective strategies to continue to grow deposits in the years to come," he added. The assets of Central West End are reflected in the balance sheet as of March 31. However, because the transaction closed at the end of the quarter, the Company's results of operations do not reflect the operations of Central West End for the current quarter or periods prior to March 31.

STRONG DEPOSIT GROWTH REPORTED
The Bank's checking account balances grew 49%, or $31 million, including $14 million acquired from Central West End. "Our efforts to expand on our commercial and municipal relationships have been effective, resulting in increased deposits and a lower cost of funds for the Bank," Donius commented. Total deposits increased $115.6 million in the quarter to $629.8 million. Year to date, checking accounts, money markets and passbook savings accounts have grown 26% to $227.9 million.

MORTGAGE RESULTS
Successes in the commercial and retail areas of the company were tempered by a decline in mortgage revenue to $636,000 from $1.3 million in the same quarter a year earlier. "We experienced a rise in fixed origination costs during the past year and a decline in the gross revenue margin due to increased competition and rising interest rates. The combination of these two events resulted in inefficiency that drove down our mortgage income. While the reduction in mortgage revenues was due, in large part, to competitive market conditions, our proactive management team moved quickly to adjust the factors within our control. We completed a thorough analysis of our fixed-cost structure, our loan fees and our mortgage division incentive plans, and, by quarter-end, made certain changes in each of these areas that we believe will improve both the mortgage division's and the Company's results going forward," Donius commented. Also contributing to the decline in mortgage revenue during the quarter was a loss of $128,000 from the sale of $6 million of nonperforming loans.

RESIDENTIAL LENDING OUTLOOK
"While the competitive mortgage market had an impact on the December and March quarters, our current mortgage pipeline is more than double its size early in the year. The expanded pipeline, the changes already implemented and improvements we are already seeing from seasonal trends should result in improved financial performance over the second half of our fiscal year," said Donius. Mortgage lending volume from November through February was uncharacteristically low. However, the market improved significantly in the latter part of the second quarter, as $155 million of mortgage loans were closed in March, representing nearly 77% of the volume of loans that had closed in the first two months of the most recent quarter.

LOAN GROWTH REMAINS STRONG
"Despite the soft market, we experienced strong loan growth during the quarter," Donius said. "Our retained loan portfolio continues to expand due to a high quality pipeline of commercial and residential loans," he added. The retained loan portfolio increased $82.6 million, or 13%, to $715.8 million at March 31, 2006 compared to $633.2 million at September 30, 2005. The growth in loans was very balanced, with approximately half the growth stemming from commercial and half from retail relationships.

NEW TALENT BOLSTERS TEAM
"The addition of Tom Reeves as President will help us as we expand into new markets and broaden our relationships, particularly our commercial relationships, in St. Louis," Donius continued. "Tom is extremely well connected in the St. Louis community, having served as the Chief Lending Officer at two of the largest banks in town prior to a five-year stint at running an organization charged with stimulating growth in Downtown St. Louis."

Commenting on other recent additions, Donius said, "New board members Steve Roberts, Mike Hogan and Stan Bradshaw are all top notch business advisors. We are confident they'll help us reach our ambitious goal of growing to $1.5 billion in assets within the next five years."

The Bank also added six residential loan officers in conjunction with the recently announced joint venture with Prudential Select Properties.

"These recent additions, at all levels of our Bank, reinforce our proven expertise at identifying, recruiting and managing talent to accomplish our organic growth targets," Donius said.

INTEREST INCOME EXPANDS
Net interest income grew 8.5% to $5.6 million in the quarter compared with the same period in 2005. The net interest margin declined on a linked quarter basis primarily due to the timing of selling low-cost deposits in the Kansas City Bank location and replacing them with higher-cost, short-term brokered deposits. The Bank's assets and liabilities remain well matched, with approximately two-thirds of assets and liabilities set to reprice during the next year. "We are pleased at the performance of our balance sheet through what has been a challenging interest rate environment. Long term, our focus of growing core deposits is essential to expanding our margins as lending competition continues to be fierce," Donius said.

RETAIL BANKING INCOME EXPANDS
Retail banking income increased 21% to $685,000 for the quarter. "We saw a sharp rise in retail banking revenue primarily through our efforts to better assist our customers," Donius stated. "Retail banking has always been a cornerstone of our organization. We will continue our efforts to attract additional retail business and expand our relationships with existing customers. We believe we have an opportunity to further grow our retail banking revenue as we continue to expand the number of our bank locations. Retail deposits are, and will remain, a significant source of funds we can deploy to fuel growth. We are confident we have programs in place to attract them," Donius added.

OTHER EXPENSE
Other expense for the quarter ended March 31, 2006 included a charitable contribution of $250,000 to a St. Louis community-based organization. "As a community bank, supported by our community for over 84 years, we believe donations like this are an important part of our corporate values," Donius said.

Also adding to other expense for the current quarter was a $73,000 loss on derivatives. The documentation concerns that forced the loss of hedge accounting in prior periods, resulting in losses of $407,000 during the first quarter of 2006 and $470,000 in the first half of 2005, were corrected during the current quarter, enabling the Company to apply hedge accounting. "Our hedge documentation and our hedge effectiveness testing have proven to be effective for these financial instruments," said Ramsey K. Hamadi, Chief Financial Officer. "We believe the small loss we experienced this quarter will be typical of small gains and losses the Company will experience until the derivative instrument matures or is called. We believe that eventually all the losses will be recovered as the derivatives mature," Hamadi concluded.

ASSET QUALITY REMAINS STRONG
Nonperforming assets increased $2.9 million, to $9.7 million at March 31, 2006 compared to $6.8 million at September 30, 2005 and $7.5 million at December 31, 2005. The increase in nonperforming assets stems primarily from the downgrade of a $1.6 million commercial real estate relationship. The Company is working with the customer to sell the property and believes that the loan is properly reserved.

The provision for loan losses for the quarter totaled $453,000 compared with $117,000 in the same period a year ago. The increase in the provision for loan losses was due primarily to an increase in nonperforming loans during the current period. The allowance for loan losses at March 31, 2006 was $7.4 million, or 76.0% of nonperforming loans and 0.95% of total loans. Non-performing loans were 1.11% of total loans at March 31, 2006 compared with 0.85% at September 30, 2005. Charge-offs, excluding the impact from the sales of nonperforming loans, were $102,000 and $173,000, for the current quarter and year to date, respectively compared to $68,000 and $151,000 for the three and six-month periods ended March 31, 2005, respectively.

OUTLOOK
"We are pleased with the continued growth of the franchise. Our outlook for the remaining two quarters remains optimistic. We believe we can deliver the double digit income increase that we anticipated at the beginning of the fiscal year," Donius concluded.

CONFERENCE CALL TODAY
Pulaski Financial management will discuss second quarter results and other developments today during a conference call beginning at 10 a.m. Central Daylight Time. The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/detailpage.aspx?sid=0000301E.
                 --------------------------------------------------
Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay through May 9, 2006 at 877-660-6853, account number 3055 and conference I.D. 200968.

Pulaski Financial Corp., operating in its 84th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through nine full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
            ----------------------
useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                                  AT MAR. 31,        AT SEPT. 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     2006              2005
                                                             ------------      -------------
Total assets                                                 $  907,360        $   789,861
Loans receivable, net                                           715,776            633,195
Allowance for loan losses                                         7,396              6,806
Loans held for sale, net                                         53,639             64,335
Investment securities  (includes equity securities)              22,137             10,228
FHLB stock                                                        7,775              8,462
Mortgage-backed & related securities                              4,944              4,833
Cash and cash equivalents                                        41,151             25,688
Deposits                                                        629,848            496,171
Deposit liabilities held for sale                                     -             25,375
FHLB advances                                                   153,500            171,000
Subordinated debentures                                          19,589             19,589
Stockholders' equity                                             72,087             48,246
Total book value per share                                   $     7.30        $      5.72
Tangible book value per share                                $     6.84        $      5.66

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                    1.11%              0.85%
Nonperforming assets as a percent of total assets                  1.07%              0.85%
Allowance for loan losses as a percent of total loans              0.95%              0.97%
Allowance for loan losses as a percent of nonperforming loans     75.98%            113.51%

                                                              THREE MONTHS                           SIX MONTHS
SELECTED OPERATING DATA                                      ENDED MARCH 31,                       ENDED MARCH 31,
                                                      ------------------------------         -----------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)             2006               2005               2006               2005
                                                      -----------        -----------        -----------        -----------
Interest income                                       $   12,141         $    8,761         $   23,931         $   16,972
Interest expense                                           6,500              3,564             12,434              6,748
                                                      -----------        -----------        -----------        -----------

Net interest income                                        5,641              5,197             11,497             10,224
Provision for loan losses                                    453                117                859                467
                                                      -----------        -----------        -----------        -----------

Net interest income after provision for loan losses        5,188              5,080             10,638              9,757
                                                      -----------        -----------        -----------        -----------

Retail banking fees                                          685                566              1,432              1,185
Mortgage revenues                                            636              1,263              1,410              2,380
Revenue from title company operations                        174                200                372                359
Revenue from investment division operations                  150                259                267                398
Gain on sale of branch                                     2,474                  -              2,474                  -
Other                                                        534                291                938                599
                                                      -----------        -----------        -----------        -----------
   Total non-interest income                               4,653              2,579              6,893              4,921
                                                      -----------        -----------        -----------        -----------

Compensation expense                                       2,464              2,481              4,511              4,549
Occupancy, equipment and data processing                   1,227              1,021              2,335              1,957
Loss on derivative financial instruments                      73                638                480                470
Charitable contributions                                     289                 12                309                 53
Other                                                      1,321              1,009              2,598              2,076
                                                      -----------        -----------        -----------        -----------
   Total non-interest expense                              5,374              5,161             10,233              9,105
                                                      -----------        -----------        -----------        -----------

Income before income taxes                                 4,467              2,498              7,298              5,573
Income taxes                                               1,572                915              2,555              2,098
                                                      -----------        -----------        -----------        -----------
Net income                                            $    2,895         $    1,583         $    4,743         $    3,475
                                                      ===========        ===========        ===========        ===========

PERFORMANCE RATIOS
Return on average assets                                   1.43%              0.94%              1.19%              1.04%
Return on average equity                                  18.99%             14.09%             17.21%             15.93%
Interest rate spread                                       2.78%              3.20%              2.88%              3.17%
Net interest margin                                        3.00%              3.31%              3.09%              3.29%

SHARE DATA
Weighted average shares outstanding-basic              8,881,437          7,933,545          8,581,976          7,879,247
Weighted average shares outstanding-diluted            9,508,138          8,813,865          9,193,533          8,774,484
EPS-basic                                             $     0.33         $     0.20         $     0.55         $     0.44
EPS-diluted                                           $     0.30         $     0.18         $     0.52         $     0.40
Dividends                                             $     0.08         $     0.06         $     0.16         $     0.12


LOANS RECEIVABLE                                         MARCH             DECEMBER           SEPTEMBER
(DOLLARS IN THOUSANDS)                                    2006               2005               2005
                                                       ----------         ----------         ----------
Commercial & Industrial Loans                          $  41,382          $  34,933          $  26,306

Real estate mortgage:
  One to four family residential                         287,323            268,408            255,729
  Multi-family residential                                15,839             13,971             13,994
  Commercial real estate                                 126,704            112,302            104,701
                                                       ----------         ----------         ----------
       Total real estate mortgage                        429,866            394,681            374,424
                                                       ----------         ----------         ----------

Real estate construction and development:
  One to four family residential                          29,551             29,989             33,652
  Multi-family residential                                 5,791              4,334              1,790
  Commercial real estate                                  13,671             12,249              9,580
                                                       ----------         ----------         ----------
       Total real estate construction and development     49,013             46,572             45,022
                                                       ----------         ----------         ----------

Equity line of credit                                    201,703            197,808            195,647
Consumer and installment                                   3,800              3,584              3,514
                                                       ----------         ----------         ----------
                                                         725,764            677,578            644,913
                                                       ----------         ----------         ----------
Add (less):
  Deferred loan (costs) fees                               4,147              4,266              3,931
  Loans in process                                        (6,738)            (8,486)            (8,843)
  Allowance for loan losses                               (7,397)            (6,900)            (6,806)
                                                       ----------         ----------         ----------
                                                          (9,988)           (11,120)           (11,718)
                                                       ----------         ----------         ----------

               Total                                   $ 715,776          $ 666,458          $ 633,195
                                                       ==========         ==========         ==========

Weighted average rate at end of period                     7.12%              6.85%              6.59%
                                                       ==========         ==========         ==========

                                                                  Weighted            Weighted             Weighted
DEPOSITS                                                          Average             Average              Average
(DOLLARS IN THOUSANDS)                                    MARCH   Interest  DECEMBER  Interest  SEPTEMBER  Interest
                                                          2006     Rate       2005      Rate       2005     Rate
                                                       -------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                        $  35,050   0.00%   $  29,817    0.00%   $ 30,039    0.00%
   Interest-bearing checking                              60,296   1.56%      34,133    0.63%     30,962    0.16%
   Money market                                           98,537   2.91%      94,681    2.66%     87,172    2.37%
   Passbook savings accounts:                             33,998   0.41%      30,769    0.35%     32,364    0.35%
                                                       ----------          ----------           ---------
        Total demand deposit accounts                    227,881   1.73%     189,400    1.50%    180,537    1.24%

Certificates of Deposit (*)                              401,967   4.02%     324,838    3.64%    341,009    3.35%
                                                       ----------          ----------           ---------

         Subtotal                                        629,848   3.19%     514,238    2.85%    521,546    2.59%
Less: deposit liabilities held for sale                       --             (24,466)            (25,375)
                                                       ----------          ----------           ---------

         Net deposits                                  $ 629,848           $ 489,772            $496,171
                                                       ==========          ==========           =========

 (*) Includes brokered deposits                        $ 134,475           $  97,598            $118,856
                                                       ==========          ==========           =========

CONTACT:

     For Additional Information Contact:
     William A. Donius
     Chairman & CEO
     Pulaski Financial Corp.
     (314) 878-2210 Ext. 3610

     Michael Arneth
     The Investor Relations Company
     (847) 296-4200